As filed with the Securities and Exchange Commission on May 6, 2019

Registration No. 333-230684

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Postal Realty Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

75 Columbia Avenue

Cedarhurst, NY 11516

(516) 295-7820

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

Andrew Spodek

Chief Executive Officer

75 Columbia Avenue

Cedarhurst, NY 11516

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

David C. Wright James V. Davidson Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, VA 23219 Telephone: (804) 788-8200 Facsimile: (804) 788-8218	Christina T. Roupas Courtney M.W. Tygesson Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601 Telephone: (312) 558-5600 Facsimile: (312) 558-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Postal Realty Trust, Inc. is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-230684) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$13,938
NYSE Listing Fee	25,000
FINRA Filing Fee	17,750
Printing and Engraving Expenses	25,000
Legal Fees and Expenses (other than Blue Sky)*	3,220,000
Accounting Fees and Expenses	1,785,000
Transfer Agent and Registrar Fees	43,000
Other Expenses**	1,635,000
Total	$6,764,688

* Includes reimbursement of underwriters’ counsel fees

** Includes travel, organizational expenses, consulting fees

Item 32. Sales to Special Parties.

See Response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

In connection with the initial capitalization of our company, we issued 1,000 shares of our common stock for $1,000 to Andrew Spodek, our chief executive officer. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, as transactions by the issuer not involving a public offering. No general solicitation or underwriters were involved in this issuance.

In connection with the formation transactions, our operating partnership will issue an aggregate of 1,333,112 OP units with an aggregate value of approximately $26.7 million and we will issue 637,058 shares of Class A common stock and 27,206 shares of Class B common stock with an aggregate value of approximately $13.3 million, in each case based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, to Mr. Spodek, our chief executive officer and certain of his affiliates as consideration in the formation transactions. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

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Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.” In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Postal Realty LP, the partnership of which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable

Item 36. Financial Statements and Exhibits.

(A)	Financial Statements. See page F-1 for an Index to Financial Statements and the related notes thereto included in this registration statement.

(B)	Exhibits. The attached Exhibit Index is incorporated herein by reference.

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Item 37. Undertakings.

(a)	The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedarhurst, State of New York, on this 6th day of May, 2019.

Postal Realty Trust, Inc.

/s/ Andrew Spodek
Andrew Spodek
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Spodek	Chief Executive Officer and Director	May 6, 2019
Andrew Spodek	(Principal Executive Officer)

/s/ Jeremy Garber	President, Treasurer and Secretary	May 6, 2019
Jeremy Garber	(Principal Financial Officer)

/s/ Matt Brandwein	Chief Accounting Officer	May 6, 2019
Matt Brandwein	(Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit	Exhibit Description
1.1	Form of Underwriting Agreement
3.1**	Form of Articles of Amendment and Restatement of Postal Realty Trust, Inc.
3.2**	Form of Amended and Restated Bylaws of Postal Realty Trust, Inc.
4.1	Form of Certificate of Class A Common Stock of Postal Realty Trust, Inc.
5.1	Opinion of Venable LLP regarding the validity of the securities being registered
8.1	Opinion of Hunton Andrews Kurth LLP with respect to tax matters
10.1**	Form of First Amended and Restated Agreement of Limited Partnership of Postal Realty LP
10.2†	Postal Realty Trust, Inc. 2019 Equity Incentive Plan
10.3†	Form of Postal Realty Trust, Inc. Alignment of Interest Program
10.4†	Form of Postal Realty Trust, Inc. 2019 Employee Stock Purchase Plan
10.5†	Form of 2019 Equity Incentive Plan Stock Award Agreement and Notice.
10.6†	Form of LTIP Unit Vesting Agreement
10.7	Form of Indemnification Agreement between Postal Realty Trust, Inc. and its directors and officers
10.8†	Form of Employment Agreement between Postal Realty Trust, Inc. and Andrew Spodek
10.9†	Form of Employment Agreement between Postal Realty Trust, Inc. and Jeremy Garber
10.10	Form of Tax Protection Agreement between Postal Realty LP, Postal Realty Trust and Andrew Spodek
10.11	Form of Third Party Management Agreement
10.12	Form of Contribution Agreement between Unlimited Postal Holdings, LP and Postal Realty LP.
10.13	Form of Contribution Agreement between Postal Realty Trust, Inc. and Postal Realty LP.
10.14	Form of Contribution Agreement by and among Andrew Spodek, IDJ Holdings, LLC, Tayaka Holdings, LLC and Postal Realty LP.
10.15	Form of Contribution Agreement between NPM Holdings, Inc. and Postal Realty LP.
10.16	Form of Contribution Agreement between Postal Realty LP and Postal Realty Management TRS, LLC.
10.17	Form of Agreement and Plan of Merger by and among Postal Realty Trust, Inc., UPH Merger Sub, LLC, United Postal Holding, Inc. and Andrew Spodek
10.18	Form of Right of First Offer Agreement
10.19	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and Rosalind Spodek.
10.20	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and Sara Nathanson.
10.21	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and Joseph Nathanson.
10.22	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and Bessi Marmer.
10.23	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and IDJ Holdings, LLC.
10.24	Form of Agreement of Purchase and Sale between Postal Realty Trust, Inc. and Asset 90047, LLC
10.25	Form of Representation, Warranty and Indemnity Agreement
10.26	Form of Tax Indemnification Agreement
21.1	List of Subsidiaries of the Registrant
23.1**	Consent of BDO USA, LLP
23.2**	Consent of Real Estate Counseling, Inc.
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.1)
24.1**	Power of Attorney
99.1**	Consent of Patrick Donahoe to be named as a director nominee
99.2**	Consent of Anton Feingold to be named as a director nominee
99.3**	Consent of Jane Gural-Senders to be named as a director nominee
99.4**	Consent of Barry Lefkowitz to be named as a director nominee

* To be filed by amendment.

** Previously filed.

† Compensatory plan or arrangement.